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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Detwiler			Andrew
______________________________________________________________________________
   (Last)                           (First)             (Middle)

225 Franklin Street, 20th Floor
______________________________________________________________________________
				    (Street)

Boston					MA		02110
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fechtor, Detwiler, Mitchell & Co.  (Nasdaq: FEDM)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

12/31/2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


President
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



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	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
==============================================================================







								      5. 	   6.
					   4.                         Amount of    Owner-
					   Securities Acquired (A) or Securities   ship
			                   Disposed of (D)            Beneficially Form:        7.
                                           (Instr. 3, 4 and 5)        Owned at End Direct       Nature of
		  2.           3.          -------------------------- of Issuer's  (D) or       Indirect
1.                Transaction  Transaction             (A)     Price  Fiscal Year  Indirect     Beneficial
Title of Security Date         Code        Amount      or             (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)   (Instr. 8)              (D)            and 4)       (Instr. 4)   (Instr. 4)
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* If the form is filed by more than one Reporting Person, see Instruction 4(b) (v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                     10.
                                                                                            9.       Owner-
                                                                                            Number   ship
											    of       Form
	   2.                                                                               Deriv-   of
	   Conver-                 5.                              7.                       ative    Deriv-  11.
	   sion                    Number of                       Title and Amount         Secur-   ative   Nature
	   or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	   Exer-                   Securities     Date             Securities       Price   Bene-    ity:    In-
	   cise    3.              Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	   Price   Trans-  4.      or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Trans-  (D)            (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    action  (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ Code    4 and 5)       Date     Expira-           Number ity     Year     (I)     ship
Security   Secur-  Day/    (Instr. -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   8)      (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
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Incentive  $0.7188 12/05/00 A      200,000        12/05/   12/05/  Common    200,000 $0.7188 200,000  D
Stock                                             2001*    2010    Stock
Option
(right to
buy)
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=====================================================================================================================

Explanation of Responses: * Represents grant of option to buy 200,000 shares of Fechtor, Detwiler, Mitchell & Co. common stock under the Fechtor, Detwiler, Mitchell & Co. 2000 Omnibus Equity Incentive Plan at a price of $0.7188 per share. The shares are exercisable in approximately three equal parts each year beginning 12/05/2001.


/s/ Andrew Detwiler                                          2/13/2001
---------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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